Exhibit 16.1

May 21, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about May 21, 2014, of Camp Nine, Inc. and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MaloneBailey, LLP
Houston, Texas